Exhibit 99.1

March 11, 2009
FOR IMMEDIATE RELEASE

VERSAR, INC. ANNOUNCES HIGHEST QUARTERLY REVENUE IN COMPANY’S HISTORY

Offices
Headquarters
Springfield, VA

Inside the U.S.
Baltimore, MD
Columbia, MD
Gaithersburg, MD
Germantown, MD
Richmond, VA
Norfolk, VA
Chicago, IL
San Antonio, TX
Denver, CO
Dugway, UT
Tempe, AZ
Sacramento, CA

Outside the U.S.
Kabul, Afghanistan Baghdad, Iraq
Abu Dhabi, UAE
Manila, PH

Springfield, VA – Monday, May 11, 2009 – Versar, Inc. (NYSE Amex: VSR) today announced third quarter financial results for the period ended March 27, 2009.  Gross revenue for the third quarter of fiscal year 2009 was $31,851,000, a 10% increase from the third quarter of fiscal year 2008 gross revenue of $28,874,000.  This is the highest quarterly revenue in Versar’s forty year history.  Net income for the third quarter of fiscal year 2009 was $1,125,000, or $0.12 per share compared to the same period last year of $913,000, or $0.10 per share.  The 23% improvement in net income resulted from revenue growth and better profit margins.  The revenue increase was a result of growth in our reconstruction support efforts in Iraq and Afghanistan, increased U.S. construction management business and laboratory testing work in our National Security business segment.

For the nine months of fiscal year 2009, gross revenue was $84,816,000, a decrease of $2,295,000, or 3%, compared to $87,111,000 gross revenue in the nine months of the previous fiscal year.  Net income for the nine months of fiscal year 2009 was $2,214,000, or $0.24 per share compared to the same period in the previous year of $2,675,000, or $0.29 per share.

Dr. Ted Prociv, President and CEO of Versar said, “Our third quarter performance has considerably improved. In fact, it is the strongest quarterly revenue in Versar’s history.  It bodes well for a strong fourth quarter and final year results.  We continue to be profitable, debt free, and maintain a large backlog of work.”

Dr. Prociv continued, “We continue to accelerate our large management projects in the United States, Iraq and Afghanistan.  We also recognize the increasing demand for our professional services and the national security testing we provide.  Our key indicators are positive and the prospects of new contracts are both compelling and favorable.  Our future continues to look promising.”

VERSAR, INC., headquartered in Springfield, VA, is a publicly held international professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization.  VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; http://www.viap.com and http://www.dtaps.com.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 27, 2008.  The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	James Dobbs	(703) 642-6712
Senior Vice President
Email: jdobbs@versar.com

Investor Relations Contact:	Andrew J. Kaplan	(732) 747-0702
Barry Kaplan Associates
623 River Road
Fair Haven, NJ 07704
Email: smallkap@aol.com

VERSAR, INC. AND SUBSIDIARIES Consolidated Statements of Income (Unaudited – in thousands, except per share amounts)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
	March 27, 2009	March 28, 2008	March 27, 2009	March 28, 2008

GROSS REVENUE	$31,851	$28,874	$84,816	$87,111
Purchased services and materials, at cost	17,470	16,212	46,670	52,348
Direct costs of services and overhead	10,026	8,866	27,408	24,401
GROSS PROFIT	4,355	3,796	10,738	10,362

Selling, general and administrative Expenses	2,525	2,250	6,759	5,882

OPERATING INCOME	1,830	1,546	3,979	4,480

OTHER EXPENSE
(Gain) loss on marketable securities	(20)	---	326	---
Interest expense (income)	21	(35)	40	(151)
INCOME BEFORE INCOME TAXES	1,829	1,581	3,613	4,631

Income tax expense	704	668	1,399	1,956

NET INCOME	$1,125	$913	$2,214	$2,675

NET INCOME PER SHARE – BASIC	$0.12	$0.10	$0.24	$0.30

NET INCOME PER SHARE – DILUTED	$0.12	$0.10	$0.24	$0.29

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING – BASIC	9,170	8,985	9,099	8,890

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING – DILUTED	9,170	9,257	9,099	9,246